Exhibit 1.1

COCA-COLA FEMSA, S.A.B. DE C.V.

U.S.$1,000,000,000 2.375% Senior Notes due 2018

U.S.$750,000,000 3.875% Senior Notes due 2023

U.S.$400,000,000 5.250% Senior Notes due 2043

Underwriting Agreement

November 19, 2013

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

HSBC Securities (USA) LLC

J.P. Morgan Securities LLC

Mitsubishi UFJ Securities (USA), Inc.

as Representatives of the Underwriters

c/o	Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

Goldman, Sachs & Co.

200 West Street

New York, NY 10282-2198

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, NY 10018

J.P. Morgan Securities LLC

383 Madison Avenue, 9th Floor

New York, NY 10179

Mitsubishi UFJ Securities (USA), Inc.

1633 Broadway, 29th Floor

New York, NY 10019

Ladies and Gentlemen:

Coca-Cola FEMSA, S.A.B. de C.V. (the “Company”), a sociedad anónima bursátil de capital variable organized under the laws of the United Mexican States (“Mexico”), proposes, subject to the terms and conditions stated herein, to issue and sell to the Underwriters (the “Underwriters”) for which you are acting as representatives (the “Representatives”), U.S.$1,000,000,000 principal amount of its 2.375% Senior Notes due 2018 (the “2018 Notes”), U.S.$750,000,000 principal amount of its 3.875% Senior Notes due 2023 (the “2023 Notes”) and U.S.$400,000,000 principal amount of its 5.250% Senior Notes due 2043 (the “2043 Notes” and together with the 2018 Notes and the 2023 Notes, the “Notes”). The Notes will be irrevocably and unconditionally guaranteed (each a “Guarantee,” and together the “Guarantees”) by the Company’s wholly owned subsidiaries Propimex, S. de R.L. de C.V. (formerly Propimex, S.A. de C.V., “Propimex”), Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., Grupo Embotellador Cimsa, S. de R.L. de C.V., Refrescos Victoria del Centro, S. de R.L. de C.V., Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V., Yoli de Acapulco, S.A. de C.V. and Controladora Interamericana de Bebidas, S. de R.L. de C.V. (the “Guarantors”). The Notes will be issued pursuant to the Indenture dated as of February 5, 2010 (the “Original Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated as of February 5, 2010, among the Company, the Trustee and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent and transfer agent (the “First Supplemental Indenture”), the second supplemental indenture, dated as of April 1, 2011, among the Company, the Trustee and Propimex, (the “Second Supplemental Indenture”), the third supplemental indenture dated as of September 6, 2013, among the Company, Propimex, Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., Grupo Embotellador Cimsa, S. de R.L. de C.V., Refrescos Victoria del Centro, S. de R.L. de C.V., Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V. and Yoli de Acapulco, S.A. de C.V. (the “Third Supplemental Indenture”), the fourth supplemental indenture dated as of October 18, 2013, among the Company, the existing guarantors named therein and Controladora Interamericana de Bebidas, S. de R.L. de C.V. (the “Fourth Supplemental Indenture” and together with the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Base Indenture”) and the fifth supplemental indenture, to be entered into on or about November 26, 2013, among the Company, the Guarantors, the Trustee and The Bank of New York Mellon SA/NV, Dublin Branch, as Irish paying agent (the “Fifth Supplemental Indenture” and together with the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Supplemental Indentures” and, together with the Base Indenture, the “Indenture”).

The Company hereby confirms its agreement with the Underwriters concerning the purchase and resale of the Notes, as follows:

1. Purchase and Resale of the Notes.

(a) The Company agrees to issue and sell the Notes to the Underwriters as provided in this Agreement, and each Underwriter, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective principal amount of 2018 Notes, 2023 Notes and 2043 Notes set forth opposite such Underwriter’s name on Schedule 1 hereto at a purchase price equal to 99.669%, 98.316% and 98.124%, respectively, of the principal amount thereof, plus accrued interest, if any, from November 26, 2013 to the Closing Date. The Company will not be obligated to deliver any of the Notes except upon payment for all the Notes to be purchased as provided herein.

(b) Upon the authorization by the Company of the release of the Notes, the several Underwriters propose to offer the Notes for sale upon the terms and conditions set forth in the Prospectus (as defined below).

(c) The Company acknowledges and agrees that the Underwriters may offer and sell Notes to or through any affiliate of any Underwriter and that any such affiliate may offer and sell Notes purchased by it to or through any Underwriter.

(d) The Company and the each of the Guarantors acknowledges and agrees that (a) the purchase and sale of the Notes pursuant to this Agreement is an arm’s-length commercial transaction between the Company and the Guarantors, on the one hand, and the Underwriters, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction, each Underwriter is, and has been, acting solely as a principal and is not the agent or fiduciary of the Company or the Guarantors directly or indirectly, (c) no Underwriter has assumed, or will assume, an advisory or fiduciary responsibility in favor of the Company or the Guarantors with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company or the Guarantors on other matters) and no Underwriter has any similar obligation to the Company or the Guarantors with respect to the offering of the Notes contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and the Guarantors and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby, and the Company and the Guarantors have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.

2. Payment and Delivery.

(a) The Notes to be purchased by each Underwriter hereunder will be represented by one or more definitive global Notes in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company “DTC”) or its designated custodian. The Company will deliver the Notes to Citigroup Global Markets Inc., for the account of each Underwriter, against payment by or on behalf of such Underwriter of the purchase price therefor by wire transfer of Federal funds (same-day) to the account specified by the Company to the Representatives at least forty-eight hours in advance, by causing DTC to credit the Notes to the account of Citigroup Global Markets Inc. at DTC. The Company will cause the certificates representing the Notes to be made available to the Representatives for checking at least twenty-four hours prior to the Closing Date (as defined below) at the office of Skadden, Arps, Slate, Meagher & Flom (the “Designated Office”). The time and date of such delivery and payment shall be 9:30 a.m., New York City time, on November 26, 2013 or such other time and date as the Representatives and the Company may agree upon in writing “Closing Date.”

(b) The documents to be delivered on the Closing Date by or on behalf of the parties hereto pursuant to Section 6 hereof, including the cross-receipt for the Notes and any additional documents requested by the Underwriters, will be delivered at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036, or such other place as may be agreed between the Company and the Underwriters, including via telephonic or virtual meeting (the “Closing Location”), and the Notes will be delivered at the Designated Office, all on the Closing Date. A meeting will be held at the Closing Location at 5:00 p.m., New York City time, on the New York Business Day immediately preceding the Closing Date, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.

3.	Representations, Warranties and Agreements of the Company and the Guarantors. The Company and the Guarantors represent, warrant and agree with, each Underwriter that:

(a) An “automatic shelf registration statement” as defined under Rule 405 under the Securities Act of 1933, as amended (the “Act”) on Form F-3 (File No. 333-187275) in respect of the Notes has been filed with the Securities and Exchange Commission (the “Commission”) not earlier than three years prior to the date hereof; such registration statement, and any post-effective amendment thereto, became effective on filing; and no stop order suspending the effectiveness of such registration statement or any part thereof has been issued and no proceeding for that purpose has been initiated or threatened by the Commission, and no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act has been received by the Company (the base prospectus filed as part of such registration statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement, is hereinafter called the “Basic Prospectus”; any preliminary prospectus (including any preliminary prospectus supplement) relating to the Notes filed with the Commission pursuant to Rule 424(b) under the Act is hereinafter called a “Preliminary Prospectus”; the various parts of such registration statement, including all exhibits thereto but excluding Form T-1 and including any prospectus supplement relating to the Notes that is filed with the Commission and deemed by virtue of Rule 430B to be part of such registration statement, each as amended at the time such part of the registration statement became effective, are hereinafter collectively called the “Registration Statement”; the Basic Prospectus, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 3(c) hereof), is hereinafter called the “Pricing Prospectus”; the form of the final prospectus relating to the Notes filed with the Commission pursuant to Rule 424(b) under the Act in accordance with Section 4(a) hereof is hereinafter called the “Prospectus”; any reference herein to the Basic Prospectus, the Pricing Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 6 of Form F-3 under the Act, as of the date of such prospectus; any reference to any amendment or supplement to the Basic Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any post-effective amendment to the Registration Statement, any prospectus supplement relating to the Notes filed with the Commission pursuant to Rule 424(b) under the Act and any documents filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated therein, in each case after the date of the Basic Prospectus, such Preliminary Prospectus, or the Prospectus, as the case may be; any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual report of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement; and any “issuer free writing prospectus” as defined in Rule 433 under the Act relating to the Notes is hereinafter called an “Issuer Free Writing Prospectus”).

(b) No order preventing or suspending the use of any Preliminary Prospectus or any Issuer Free Writing Prospectus has been issued by the Commission, and each Preliminary Prospectus, at the time of filing thereof, conformed in all material respects to the requirements of the Act and the rules and regulations of the Commission thereunder, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter expressly for use therein (the Company acknowledges that the only such information is that described in Section 7(g) hereof).

(c) For the purposes of this Agreement, the “Applicable Time” is 6:20 p.m. (Eastern time) on the date of this Agreement. The Pricing Prospectus as supplemented by the final term sheet prepared and filed pursuant to Section 4(a) hereof, (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Issuer Free Writing Prospectus listed on Annex A hereto does not conflict with the information contained in the Registration Statement, the Pricing Prospectus or the Prospectus and each such Issuer Free Writing Prospectus, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in an Issuer Free Writing Prospectus in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter expressly for use therein (the Company acknowledges that the only such information is that described in Section 7(g) hereof);

(d) The documents incorporated by reference in the Pricing Prospectus and the Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; any further documents so filed and incorporated by reference in the Prospectus or any further amendment or supplement thereto, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter expressly for use therein (the Company acknowledges that the only such information is that described in Section 7(g) hereof); and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement.

(e) The Registration Statement conforms, and the Prospectus and any further amendments or supplements to the Registration Statement and the Prospectus will conform, in all material respects to the requirements of the Act and the rules and regulations of the Commission thereunder and do not and will not, as of the applicable effective date as to each part of the Registration Statement and as of the applicable filing date as to the Prospectus and any amendment or supplement thereto, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter expressly for use therein (the Company acknowledges that the only such information is that described in Section 7(g) hereof).

(f) The consolidated financial statements and the related notes thereto included or incorporated by reference in the Pricing Prospectus and the Prospectus present fairly the consolidated financial position of the Company and its subsidiaries as of the dates indicated and their consolidated results of operations, changes in equity and statements of changes in financial position for the periods indicated, and such financial statements have been prepared in conformity with International Financial Reporting Standards (as issued by the International Accounting Standards Board) applied on a consistent basis throughout the periods covered thereby.

(g) Except as disclosed in the Pricing Disclosure Package and the Prospectus, since the date of the latest audited consolidated financial statements included or incorporated by reference in the Pricing Prospectus and the Prospectus, (i) there has not been any material adverse change, or any development or event involving a prospective material adverse change, in the condition (financial or other), business, management, properties, results of operations or prospects of the Company and its subsidiaries taken as a whole; (ii) there has been no dividend or distribution of any kind announced, declared, paid or made by the Company on any class of its capital stock; (iii) neither the Company nor any of its subsidiaries has entered into any transaction or agreement that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole; and (iv) neither the Company nor any of its subsidiaries has sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or court or governmental action, order or decree, except where any such loss or interference would not, individually or in the aggregate, have a material adverse effect on the condition (financial or other), business, management, properties, results of operations or prospects of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under the Indenture, the Notes and this Agreement (a “Material Adverse Effect”).

(h) Mancera, S.C., a member firm of Ernst & Young Global, who have certified certain financial statements of the Company and its subsidiaries, and have audited the Company’s internal control over financial reporting and management’s assessment thereof, is an independent public accounting firm with respect to the Company and its subsidiaries, within the meaning of the standards established by the Mexican Institute of Public Accountants as required by the Act and the rules and regulations of the Commission thereunder.

(i) (i) The Company has been duly incorporated and is validly existing as a sociedad anónima bursátil de capital variable under the laws of Mexico, with power and authority (corporate and other) to enter into the Indenture, the Notes and this Agreement and to own its properties and conduct its business as described in the Pricing Prospectus and the Prospectus and is duly qualified to do business in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or have power or authority would not, individually or in the aggregate, have a Material Adverse Effect.

(ii) Each subsidiary of the Company has been duly organized and is validly existing as a corporation, company, sociedad anónima or sociedad anónima de capital variable, as the case may be, under the laws of its jurisdiction of organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Prospectus and the Prospectus and is duly qualified to do business in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect; all of the issued and outstanding shares of capital stock of each subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable; and the capital stock of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from any material liens, encumbrances, claims and defects.

(j) The Company has authorized capitalization as described in the Pricing Prospectus; and all of the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable.

(k) (i) The Base Indenture has been duly authorized, executed and delivered by the Company and the Guarantors and constitutes a legal, valid and binding instrument enforceable against the Company and the Guarantors in accordance with its terms, subject to bankruptcy, insolvency, concurso mercantil, quiebra, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (collectively, the “Enforceability Exceptions”); and will conform to the descriptions thereof in the Pricing Disclosure Package and the Prospectus.

(ii) When executed and delivered by the Company, the Guarantors, the Trustee and The Bank of New York Mellon SA/NV, Dublin Branch, the Fifth Supplemental

Indenture will have been duly authorized, executed and delivered by the Company and the Guarantors and will constitute a legal, valid and binding instrument enforceable against the Company and the Guarantors in accordance with its terms, subject to the Enforceability Exceptions; and will conform to the descriptions thereof in the Pricing Disclosure Package and the Prospectus.

(iii) On the Closing Date, the Indenture will be duly qualified under, and will conform in all material respects to, the requirements of the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the rules and regulations of the SEC applicable to an indenture that is qualified thereunder.

(l) The Notes have been duly authorized and, when issued and delivered pursuant to this Agreement and the Indenture, will have been duly executed, authenticated by the Trustee when delivered and paid for by the Underwriters in accordance with the terms of this Agreement and the Indenture, issued and delivered and will constitute valid and legally binding obligations of the Company, entitled to the benefits provided by the Indenture, and enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions; and the Notes will conform to the descriptions thereof in the Pricing Disclosure Package and the Prospectus.

(m) The Guarantees have been duly authorized and, when issued and delivered pursuant to this Agreement, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Guarantors entitled to the benefits provided by the Indenture, and enforceable against the Guarantors in accordance with their terms, subject to the Enforceability Exceptions; and will conform to the descriptions thereof in the Pricing Disclosure Package and the Prospectus.

(n) This Agreement has been duly authorized, executed and delivered by the Company and the Guarantor.

(o) Neither the Company nor any of its subsidiaries is (i) in violation of its estatutos sociales, charter or by-laws or similar constitutive documents; (ii) in default in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any governmental or regulatory authority or court, except, in the case of clauses (i) (other than with respect to the Company), (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(p) The execution, delivery and performance by the Company and the Guarantors of the Indenture, the Notes and this Agreement, and the issuance and sale of the Notes, and the issuance of the Guarantees and compliance with the terms and provisions hereof and thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their properties, or any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties of the Company or any of its subsidiaries is subject, which breach, violation or default is material to the transactions contemplated by the Indenture, the Notes, the Guarantees and this Agreement, or to the Company and its subsidiaries taken as a whole, or the estatutos sociales or similar constitutive documents of the Company or any of its subsidiaries; and the Company has full power and authority to authorize, issue and sell the Notes as contemplated by this Agreement and the Guarantors have full power and authority to authorize and issue the Guarantees. In consideration of the economic benefits to the Guarantors as result of the issuance of the Notes, the Guarantors have agreed to issue the Guarantees.

(q) No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required to be made by the Company or the Guarantors for the consummation of the transactions contemplated by the Indenture, this Agreement or the Notes or in connection with the issuance and sale of the Notes by the Company or the transactions contemplated hereby and thereby, except for (i) such consents, approvals, authorizations or orders as may be required under state securities, Blue Sky laws or any laws of jurisdictions outside Mexico and the United States in connection with the purchase and distribution of the Notes by the Underwriters; (ii) the notification by the Company in respect of the offering and sale of the Notes to the Comisión Nacional Bancaria y de Valores (the Mexican National Banking and Securities Commission, or the “CNBV”) pursuant to Article 7 of the Mexican Ley del Mercado de Valores (the “Mexican Securities Market Law”) and (iii) the notification by the Company of the issuance of the Notes to the Servicio de Administración Tributaria.

(r) The Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them that are material to the Company and its subsidiaries taken as a whole, in each case free from liens, encumbrances and defects that would materially affect the value thereof or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and except as disclosed in each of the Pricing Prospectus and the Prospectus, the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases with such exceptions as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(s) The Company and its subsidiaries possess all material concessions, licenses, certificates, authorizations, orders or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation, rescate or modification of any such license, certificate, authorization, order or permit, that, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect.

(t) No labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent, which in either case is likely to have a Material Adverse Effect.

(u) The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, service marks, trade names and other rights to inventions, know-how

(including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), patents, copyrights, licenses, confidential information and other intellectual property (collectively, “Intellectual Property Rights”) necessary to conduct the business now operated by them, or presently employed by them; and the conduct of their respective businesses will not conflict in any material respect with any such rights of others, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights that, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect.

(v) Neither the Company nor any of its subsidiaries, (i) is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to human health and safety, the use, disposal or release of hazardous or toxic substances, wastes, pollutants or contaminates or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, (iii) is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or (iv) is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

(w) Except as disclosed in each of the Pricing Prospectus and the Prospectus, there are no pending investigations, actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect, or would materially and adversely affect the ability of the Company or any of the Guarantors to perform its obligations under the Indenture or this Agreement or the Company to perform its obligations under the Notes or any of the Guarantors to perform its obligations under the Guarantees; and no such investigations, actions, suits or proceedings are, to the Company’s knowledge, threatened or contemplated.

(x) The Company and its directors or officers, in their capacities as such, are and have been at all times in compliance, in all material respects, with each applicable provision of the U.S. Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(y) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, and the money laundering statutes of Mexico and each other applicable jurisdiction, the rules and regulations thereunder and any related or similar statutes, rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory authorities in such jurisdictions (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory authorities or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(z) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director or officer of the Company or any of its subsidiaries, is an individual or entity (“Specified Person”) that are: (i) the subject of any sanctions (A) administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”) or the applicable Mexican anti-terrorism organization, or (B) pursuant to the U.S. Iran Sanctions Act, as amended (“ISA”) (collectively, “Sanctions”), nor (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria); and the Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any Sanctions or any activities carried out or to be carried out in any jurisdiction subject to Sanctions.

(aa) The Company and each of its subsidiaries have filed all tax and other similar returns required to be filed and paid all Mexican, U.S. and other taxes required to be paid through the date hereof and all assessments received by them to the extent such taxes or assessments have become due and are not being contested in good faith; and except as disclosed in each of the Pricing Prospectus and the Prospectus, there is no material tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of its properties or assets except for taxes that are being contested in good faith and as to which appropriate reserves have been established by the Company and except for any failure to file, failure to pay or deficiency which, individually or in the aggregate, would not have a Material Adverse Effect.

(bb) The Company and each of the Guarantors maintain a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting. Since the date of the latest audited financial statements included or incorporated by reference in the Pricing Prospectus and the Prospectus, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(cc) The Company and each of the Guarantors maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure; and the Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(dd) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, or other person associated with or acting on behalf of the Company or any of its subsidiaries, has violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any equivalent provision of Mexican law or other applicable law.

(ee) No subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company, in each case other than any such prohibitions or other restrictions as would not, individually or in the aggregate, materially affect the ability of the Company to perform its obligations under the Notes.

(ff) The Company is not and, after giving effect to the offering and sale of the Notes and the application of the proceeds therefrom as described in the Pricing Prospectus, will not be an “investment company” as defined in the U.S. Investment Company Act of 1940.

(gg) Except as disclosed in each of the Pricing Prospectus and the Prospectus, with respect to certain payments to non-residents of Mexico, there are no stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes payable by or on behalf of the Underwriters to Mexico or to any taxing authority thereof or therein in connection with (i) the delivery of the Notes by the Company to the Underwriters in the manner contemplated by this Agreement; (ii) payments of the principal, premium, if any, interest and other amounts in respect of the Notes to holders of the Notes; and (iii) the sale and delivery of the Notes by the Underwriters to subsequent purchasers thereof in accordance with the terms of this Agreement.

(hh) The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Notes.

(ii) No forward-looking statement (within the meaning of Section 27A of the Act and Section 21E of the Exchange Act) included in the Pricing Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(jj) The Company is subject to, and in compliance with, the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and files reports with the SEC on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) System.

(kk) (A) (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Act) made any offer relating to the Notes in reliance on the exemption of Rule

163 under the Act, the Company was a “well-known seasoned issuer” as defined in Rule 405 under the Act; and (B) at the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) of the Notes, the Company was not an “ineligible issuer” as defined in Rule 405 under the Act;

(ll) The statements set forth in the Pricing Prospectus and the Prospectus under the caption “Description of Notes”, insofar as they purport to constitute a summary of the terms of the Notes, and under the caption “Taxation,” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair;

4. Further Agreements of the Company. The Company covenants and agrees with each of the Underwriters:

(a) To prepare the Prospectus in a form approved by the Underwriters and to file such Prospectus within the time period specified by Rule 424(b) under the Act, to make no further amendment or any supplement to the Registration Statement, the Basic Prospectus or the Prospectus prior to the Closing Date without the approval of the Underwriters, which approval shall not be unreasonably delayed or withheld; to prepare a final term sheet, containing solely a description of the Notes, in a form agreed upon between the Company and the Underwriters, and to file such term sheet pursuant to Rule 433(d) under the Act within the time required by such Rule; to file promptly all other material required to be filed by the Company with the Commission pursuant to Rule 433(d) under the Act; to file promptly all reports required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act subsequent to the date of the Prospectus and only for so long as the delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) is required in connection with the offering or sale of the Notes; to advise the Underwriters, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or other prospectus in respect of the Notes, of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act, of the suspension of the qualification of the Notes for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or the Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or other prospectus or suspending any such qualification, to promptly use its reasonable efforts to obtain the withdrawal of such order; and in the event of any such issuance of a notice of objection, promptly to take such reasonable steps including, without limitation, amending the Registration Statement or filing a new registration statement, at its own expense, as may be necessary to complete the distribution of the Notes by the Underwriters (references herein to the Registration Statement shall include any such amendment or new registration statement).

(b) From time to time to take such action as the Underwriters may reasonably request to qualify the Notes for offering and sale under the securities laws or Blue Sky laws of such U.S. jurisdictions as the Underwriters may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be reasonably necessary to complete the distribution of the Notes, provided that in connection therewith the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any jurisdiction where it would not otherwise be required to so qualify; (ii) file a general consent to service of process in any jurisdiction or (iii) subject itself to taxation in any jurisdiction if it is not otherwise so subject.

(c) To furnish the Representatives with copies of the Registration Statement in New York City in such quantities as the Representatives may reasonably request, and, during the period when the delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) is required in connection with the offering or sale of the Notes by any Underwriter or its affiliated dealer, as many copies of the Prospectus and any and all amendments and supplements to such document as the Representatives may reasonably request; provided that such copies may be furnished in electronic form, at the Company’s option. During the period when the delivery of a prospectus relating to the Securities (or in lieu thereof, the notice required by Rule 173(a) under the Act) is required to be delivered under the Act in connection with the offering or sale of the Securities by the Underwriters or their affiliated dealers, if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Registration Statement or the Prospectus or file a new registration statement to comply with law, to notify the Underwriters and upon reasonable request by the Underwriters to file such document and to prepare and furnish without charge to each Underwriter such amendments or supplements to the Registration Statement, the Prospectus or new registration statement as may be necessary.

(d) The Company will advise the Representative promptly, and confirm such advice in writing, (i) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or the receipt of any comments from the Commission relating to the Registration Statement or any other request by the Commission for any additional information; (ii) of the issuance by the Commission of any order suspending the effectiveness of the Registration Statement or preventing or suspending the use of any Preliminary Prospectus or the Prospectus or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Securities Act; (iii) of the occurrence of any event within the Prospectus Delivery Period as a result of which the Prospectus, the Pricing Prospectus or any Issuer Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus, the Pricing Prospectus or any such Issuer Free Writing Prospectus is delivered to a purchaser, not misleading; (iv) of the receipt by the Company of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act; and (v) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Notes for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order suspending the effectiveness of the Registration Statement, preventing or suspending the use of any Preliminary Prospectus or the Prospectus or suspending any such qualification of the Securities and, if any such order is issued, will use its reasonable best efforts to obtain as soon as possible the withdrawal thereof. As used herein, the term “Prospectus Delivery Period” means such period of time as set forth in Rule 174 under the Act (or required to be delivered but for Rule 172 under the Securities Act) in connection with sales of the Securities by any Underwriter or dealer.

(e) To make generally available to its noteholders as soon as practicable, but in any event not later than eighteen months after the effective date of the Pricing Prospectus, a consolidated earnings statement complying with Section 11(a) of the Act and the rules and regulations of the Commission thereunder (including, at the option of the Company, Rule 158 under the Act).

(f) During the period beginning from the date of the Pricing Prospectus and continuing to and including the New York Business Day following the Closing Date, the Company will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to any securities of the Company that are substantially similar to the Notes.

(g) To pay the required Commission filing fees relating to the Notes within the time required by Rule 456(b)(1) under the Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the Act;

(h) The Company will apply the net proceeds from the sale of the Notes as described under the caption “Use of Proceeds” in the Pricing Prospectus.

(i) The Company will assist the Underwriters in arranging for the Notes to be eligible for clearance and settlement through DTC.

(j) The Company will use its reasonable best efforts to list the Notes promptly following the issuance thereof at the Closing Date on the Irish Stock Exchange.

(k) The Company will qualify the Indenture under the Trust Indenture Act and enter into any necessary supplemental indentures in connection therewith.

(l) The Company will timely deliver (i) the notice (and any related information and notices) required to be delivered to the CNBV in respect of the offering and sale of the Notes pursuant to Article 7 of the Mexican Securities Market Law, and (ii) the notices (and any related information) required to be provided to the Servicio de Administración Tributaria pursuant to applicable Mexican law and regulations.

(m) The Company will indemnify and hold harmless each Underwriter against any documentary, stamp or similar issue tax, as applicable, including any interest and penalties, on the creation, issue and sale of the Notes and on the execution and delivery of this Agreement.

(n) For so long as any of the Notes remain outstanding, the Company will maintain an authorized agent upon whom process may be served in any legal suit, action or proceeding based on or arising under this Agreement.

5.	Certain Agreements of the Company and Underwriters regarding Free Writing Prospectus

(a) (i) The Company represents and agrees that, other than the final term sheet prepared and filed pursuant to Section 4(a) hereof, without the prior consent of the Underwriters, it has not made and will not make any offer relating to the Notes that would constitute a “free writing prospectus” as defined in Rule 405 under the Act (a “Free Writing Prospectus”) and (ii) each Underwriter represents and agrees that, without the prior consent of the Company and the Underwriters, other than one or more term sheets relating to the Notes containing customary information and conveyed to purchasers of Notes, it has not made and will not make any offer relating to the Notes that would constitute a Free Writing Prospectus.

(b) The Company has complied and will comply with the requirements of Rule 433 under the Act applicable to any Issuer Free Writing Prospectus, including timely filing with the Commission or retention where required and legending; and

(c) The Company agrees that if at any time following issuance of an Issuer Free Writing Prospectus any event occurred or occurs as a result of which such Issuer Free Writing Prospectus would conflict with the information in the Registration Statement, the Pricing Prospectus or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, the Company will give prompt notice thereof to the Underwriters and, if reasonably requested by the Underwriters, will prepare and furnish without charge to each Underwriter an Issuer Free Writing Prospectus or other document which will correct such conflict, statement or omission; provided, however, that this representation and warranty shall not apply to any statements or omissions in an Issuer Free Writing Prospectus made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter expressly for use therein.

6.	Conditions of Underwriters’ Obligations. The obligation of each Underwriter to purchase Notes on the Closing Date as provided herein is subject to the performance by the Company of its covenants and other obligations hereunder and to the following additional conditions:

(a) The representations and warranties of the Company and the Guarantors contained herein will be true and correct at the Applicable Time and on and as of the Closing Date; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement will be true and correct on and as of the Closing Date.

(b) The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) under the Act within the applicable time period prescribed for such filing by the rules and regulations under the Act and in accordance with Section 4(a) hereof; the final term sheet contemplated by Section 4(a) hereof, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433 under the Act; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission and no notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act shall have been received; no stop order suspending or preventing the use of the Prospectus or any Issuer Free Writing Prospectus shall have been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to the Underwriters reasonable satisfaction.

(c) Subsequent to the earlier of (A) the Applicable Time and (B) the execution and delivery of this Agreement, (i) none of Standard & Poor’s Rating Services (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Inc. (“Fitch”) will have downgraded the Notes or any other debt securities issued or guaranteed by the Company and (ii) none of S&P, Moody’s and Fitch will have announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of the Notes or of any other debt securities issued or guaranteed by the Company (other than an announcement with positive implications of a possible upgrading).

(d) Subsequent to the Applicable Time, no event or condition of a type described in Section 3(g) hereof will have occurred or will exist, which event or condition is not described in the Pricing Prospectus and the effect of which in the reasonable judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Notes on the terms and in the manner contemplated by this Agreement and the Pricing Prospectus.

(e) The Company shall have complied with the provisions of Section 4(c) hereof with respect to the furnishing of prospectuses on the New York Business Day next succeeding the date of this Agreement.

(f) The Representatives will have received on and as of the Closing Date a certificate of an executive officer of the Company who has specific knowledge of the Company’s financial matters and is satisfactory to the Representatives (i) confirming that such officer has carefully reviewed the Pricing Prospectus and, to the knowledge of such officer, the representations set forth in Section 3(a) hereof are true and correct, (ii) confirming that the other representations and warranties of the Company in this Agreement are true and correct and that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date and (iii) to the effect set forth in Section 6(b) and 6(c) hereof.

(g) At the Applicable Time and on the Closing Date, Mancera, S.C., a Member Practice of Ernst & Young Global shall have furnished to the Underwriters a letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement, Pricing Disclosure Package and the Prospectus; provided that the letter delivered at the Applicable Time will use a “cut-off” date of November 11, 2013 and the letter delivered on the Closing Date will use a “cut-off” date no more than three business days prior to the Closing Date.

(h) Cleary Gottlieb Steen & Hamilton LLP, special United States counsel to the Company, will have furnished to the Representatives, at the request of the Company, their written opinion and negative assurance letter, dated the Closing Date and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, substantially to the effect set forth in Annex C hereto.

(i) Carlos Luis Díaz Sáenz, the General Counsel of the Company, will have furnished to the Representatives, at the request of the Company, his written opinion and negative assurance letter, dated the Closing Date and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, substantially to the effect set forth in Annex D hereto.

(j) The Representatives will have received on and as of the Closing Date the opinion and negative assurance letter of Skadden, Arps, Slate, Meagher & Flom LLP, U.S. counsel to the Underwriters, with respect to such matters as the Representatives may reasonably request, and such counsel will have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(k) The Representatives will have received on and as of the Closing Date the opinion and negative assurance letter of Raz Guzmán, S.C., Mexican counsel to the Underwriters, with respect to such matters as the Representatives may reasonably request, and such counsel will have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(l) The Notes will be eligible for clearance and settlement through DTC.

(m) All corporate proceedings and other legal matters incident to the authorization, form and validity of each of the Indenture, the Notes and this Agreement and all other legal matters relating to this Agreement and the transactions contemplated hereby and thereby will be reasonably satisfactory in all respects to the Representatives, and the Company will have furnished to Skadden, Arps, Slate, Meagher & Flom LLP, U.S. counsel to the Underwriters, and to Raz Guzmán, S.C., Mexican counsel to the Underwriters, all documents and information that they may reasonably request to enable them to pass upon such matters.

(n) On or prior to the Closing Date, the Company and the Guarantors shall have furnished to the Underwriters such further certificates and documents as the Underwriters may reasonably request.

7. Indemnification and Contribution.

(a) Indemnification of the Underwriters. The Company and the Guarantors jointly and severally agree to indemnify and hold harmless each Underwriter, its affiliates, its selling agents, directors and officers and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable and documented legal fees and other expenses incurred by any such entity or person in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus, or any amendment or supplement thereto, any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Act, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information furnished to the Company in writing by any Underwriters through the Representatives expressly for use therein (the Company acknowledges that the only such information is that described in Section 7(g) hereof).

(b) Indemnification of the Company. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company and the Guarantors, their respective directors and officers, and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in Section 7(a) hereof, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus, or any amendment or supplement thereto, any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Act, and will reimburse any reasonable and documented legal fees and other expenses incurred by the Company or the Guarantors in connection with defending any such loss, claim, damage, liability or action, as such fees and expenses are incurred.

(c) Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either Section 7(a) or Section 7(b) hereof, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person will not relieve it from any liability that it may have under this Section 7 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person will not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 7. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 7 that the Indemnifying Person may designate in such proceeding and shall pay the reasonable and documented fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person will not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses will be reimbursed as they are incurred. Any such separate firm for any Underwriter, its affiliates, directors and officers and any control persons of such Underwriter will be designated in writing by the Representatives, and any such separate firm for the Company, any of the Guarantors and any control persons of the Company will be designated in writing by the Company. The Indemnifying Person will not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this Section 7(c), the Indemnifying Person will be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) Contribution. If the indemnification provided for in Section 7(a) and Section 7(b) hereof is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such Sections, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company or the Guarantors on the one hand and the Underwriters on the other from the offering of the Notes or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and/or the Guarantors on the one hand and the Underwriters on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and/or the Guarantors on the one hand and the

Underwriters on the other will be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company and/or the Guarantors from the sale of the Notes and the total discounts and commissions received by the Underwriters in connection therewith, as provided in this Agreement, bear to the aggregate offering price of the Notes. The relative fault of the Company and/or the Guarantors on the one hand and the Underwriters on the other will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Limitation on Liability. The Company, the Guarantors and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 7(d) hereof. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in Section 7(d) hereof will be deemed to include, subject to the limitations set forth above, any reasonable and documented legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 7, in no event will an Underwriter be required to contribute any amount in excess of the amount by which the total discounts and commissions received by such Underwriter with respect to the offering of the Notes exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.

(f) Non-Exclusive Remedies. The remedies provided for in this Section 7 are not exclusive and will not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

(g) Underwriter Information. For purposes of this Section 7 and for this Agreement generally, it shall be understood and agreed that the only information furnished to the Company in writing by any Underwriters through the Representatives expressly for use therein consists of the names of the Underwriters on the cover of, and under the caption “Underwriting,” in the Pricing Prospectus (i) the second sentence of the sixth paragraph, (ii) the seventh paragraph, (iii) the eighth paragraph and (iv) the ninth paragraph.

(h) The obligations of the Company and the Guarantors under this Section 7 shall be in addition to any liability which the Company and the Guarantors may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any

Underwriter within the meaning of the Act and each broker-dealer affiliate of any Underwriter; and the obligations of the Underwriters under this Section 9 shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company (including any person who, with his or her consent, is named in the Registration Statement as about to become a director of the Company) and to each person, if any, who controls the Company within the meaning of the Act.

8. Termination. This Agreement may be terminated in the absolute discretion of the Representatives, by notice to the Company, if after the execution and delivery of this Agreement and on or prior to the Closing Date (i) trading generally shall have been suspended or materially limited on the New York Stock Exchange, the NASDAQ Stock Exchange or the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.) or minimum prices shall have been established on any such exchange by such exchange or by any regulatory body having jurisdiction over such exchange; (ii) trading of any securities issued or guaranteed by any of the Company shall have been suspended on any exchange in the United States or Mexico; (iii) a material disruption in securities settlement, payment or clearance services in the United States, the European Union or Mexico shall have occurred; (iv) a general moratorium on commercial banking activities shall have been declared by U.S. federal or New York State authorities or by Mexican authorities; (v) there shall have occurred any outbreak or escalation of hostilities involving the United States or Mexico or any change in United States, European Union, Mexican or other international financial markets or conditions or any calamity or crisis that in the judgment of the Representatives is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Notes on the terms and in the manner contemplated by this Agreement, the Prospectus and the Pricing Prospectus; (vi) any material adverse change or development involving a prospective material adverse change in taxation, exchange controls or other applicable law or regulation in the United States, the European Union or Mexico directly affecting the Notes or the imposition of restrictions on repatriation of remittances or interest payments or dividends from Mexico, the effect of which change or development on the financial markets of the United States, the European Union, Mexico or elsewhere is such as to make it inadvisable or impracticable to market the Notes; or (vii) there shall have been such a material adverse change in U.S., Mexican, European Union or international monetary, general economic, political or financial conditions as to make it, in the judgment of the Representatives, inadvisable to proceed with the payment for and delivery of the Notes.

9. Defaulting Underwriter.

(a) If, on the Closing Date, any Underwriter defaults on its obligation to purchase the Notes that it has agreed to purchase hereunder, the non-defaulting Underwriters may in their discretion arrange for the purchase of such Notes by other persons satisfactory to the Company on the terms contained in this Agreement. If, within 36 hours after any such default by any Underwriter, the non-defaulting Underwriters do not arrange for the purchase of such Notes, then the Company will be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Underwriters to purchase such Notes on such terms. If other persons become obligated or agree to purchase the Notes of a defaulting Underwriter, either the non-defaulting Underwriter or the Company may postpone the Closing Date for up to five full business days in order to effect any changes that in the opinion of counsel to the Company or counsel to the Underwriters may be necessary in the Pricing Prospectus and the Prospectus or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Pricing Prospectus that effects any such changes. As used in this Agreement, the term “Underwriter” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 9, purchases Notes that a defaulting Underwriter agreed but failed to purchase.

(b) If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Company as provided in Section 9(a) hereof, the aggregate principal amount of such Notes that remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Notes, then the Company will have the right to require each non-defaulting Underwriter to purchase the principal amount of Notes that such Underwriter agreed to purchase hereunder plus such Underwriter’s pro rata share (based on the principal amount of Notes that such Underwriter agreed to purchase hereunder) of the Notes of such defaulting Underwriter or Underwriters for which such arrangements have not been made.

(c) If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Company as provided in Section 9(a) hereof, the aggregate principal amount of such Notes that remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Notes, or if the Company shall not exercise the right described in Section 9(b) hereof, then this Agreement will terminate without liability on the part of the non-defaulting Underwriters. Any termination of this Agreement pursuant to this Section 9 will be without liability on the part of the Company, except that the Company will continue to be liable for the payment of expenses as set forth in Section 10(a) hereof and provided that the provisions of Section 7 hereof will not terminate and will remain in effect.

(d) Nothing contained herein will relieve a defaulting Underwriter of any liability it may have to the Company or any non-defaulting Underwriter for damages caused by its default.

10. Payment of Expenses.

(a) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company will, subject to Section 10(b) hereof, pay or cause to be paid all fees, expenses and costs incident to the performance of their respective obligations hereunder, including, without limitation, (i) the costs incident to the authorization, issuance, sale, preparation, delivery of the Notes and the registration of the Notes under the Act and any taxes payable in that connection; (ii) the costs incident to the preparation and/or printing of the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, any Issuer Free Writing Prospectus and the Prospectus and amendments and supplements thereto and the distribution thereof; (iii) the costs of reproducing and distributing each of the Transaction Documents; (iv) the fees and expenses of the U.S. and Mexican counsel to the Company; (v) the fees and expenses of the independent public accountants of the Company; (vi) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Notes under the laws of such jurisdictions as the Underwriters may designate in consultation with the Company and the preparation, printing and distribution of a Blue Sky Memorandum (including the related fees and expenses of counsel to the Underwriters not to exceed US$10,000); (vii) all expenses and application fees related to the listing of the Notes on the Irish Stock Exchange; (viii) any fees charged by rating agencies for rating the Notes; (ix) the fees and expenses of the Trustee and any paying agent (including reasonable and documented related fees and expenses of any counsel to such parties); (x) all expenses and application fees incurred in connection with the approval of the Notes for book-entry transfer by DTC; and (xi) all expenses incurred by representatives of the Company or its counsel or advisors in connection with any “road show” presentation to potential investors. The Underwriters will pay or cause to be paid their own expenses, including the fees and expenses of U.S. and Mexican counsel to the Underwriters and the Underwriters’ own out-of-pocket expenses incurred by their representatives in connection with any “road show” presentation to potential investors.

(b) If (i) the Company for any reason fails to tender the Notes for delivery to the Underwriters or (ii) the Underwriters decline to purchase the Notes for any reason permitted under this Agreement (other than under Sections 8(i), 8(iii), 8(iv), 8(v), 8(vi) or 8(vii) hereof or Section 9 hereof), the Company agrees to reimburse the Underwriters for all reasonable and documented out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Underwriters in connection with this Agreement and the offering contemplated hereby.

11. Persons Entitled to Benefit of Agreement. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and any controlling persons referred to herein, and the affiliates, officers and directors of each Underwriter referred to in Section 7 hereof. Nothing in this Agreement is intended or will be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Notes from any Underwriter will be deemed to be a successor merely by reason of such purchase.

12. Submission to Jurisdiction; Process Agent. Each of the parties hereto hereby irrevocably agrees that any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any U.S. federal or New York state court located in The Borough of Manhattan, The City of New York and any competent court located in the domicile of the Company, any of the Guarantors or any Underwriter, with respect to actions brought against the Company, any of the Guarantors or any Underwriter, as applicable, as defendant, and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such proceeding, waives any right to the jurisdiction of other courts to which it may be entitled on account of present or future place of residence, domicile or otherwise and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The Company and each of the Guarantors has appointed CT Corporation System as its authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Agreement or the transactions contemplated hereby which may be instituted in any New York court by any Underwriter or by any person who controls any Underwriter, designates CT Corporation System’s address in New York City as its designated address to receive such process, expressly consents to the jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment of the Authorized Agent will not be revoked by any action taken by the Company or any of the Guarantors. The Company and each of the Guarantors represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Company and each of the Guarantors agrees to take any and all action, including the filing of any and all documents, agreements and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Personal service of process upon the Authorized Agent in any manner permitted by applicable law and written notice of such service to the Company and each of the Guarantors will be deemed, in every respect, effective service of process upon each of the Company and each of the Guarantors.

13. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company, on the one hand, and the Underwriters, on the other hand, contained in this Agreement or made by or on behalf of the Company or the Underwriters pursuant to this Agreement or any certificate delivered pursuant hereto will survive the delivery of and payment for the Notes and will remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or the Underwriters.

14. Additional Amounts. If the compensation (including the Underwriters’ commissions and concessions) or any other amounts to be received by the Underwriters under this Agreement (including, without limitation, indemnification and contribution payments), as a result of entering into, or the performance of their respective obligations under, this Agreement, are subject to any present or future taxes, assessments, deductions, withholdings or charges of any nature imposed or levied by or on behalf of Mexico or any political subdivision thereof or taxing authority therein (“Mexican Taxes”), then the Company will pay to the Underwriters, an additional amount so that the Underwriters receive and retain, after taking into consideration all such Mexican Taxes, an amount equal to the amounts owed to it as compensation or otherwise under this Agreement as if such amounts had not been subject to Mexican Taxes. If any Mexican Taxes are collected by deduction or withholding, the Company will upon request provide to the Underwriters copies of documentation evidencing the payment to the proper authorities of the amount of Mexican Taxes deducted or withheld.

15. Judgment Currency. To the fullest extent permitted under applicable law, the Company and the Guarantor, jointly and severally, will indemnify the Underwriters, jointly and severally, against any loss incurred by them as a result of any judgment or order against the Company or the Guarantor, being given or made and expressed and paid in a currency (“Judgment Currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the spot rate of exchange in New York, New York at which the Underwriters on the date of payment of such judgment or order are able to purchase U.S. dollars with the amount of the Judgment Currency actually received by the Underwriters. The foregoing indemnity will constitute a separate and independent obligation of the Company and the Guarantors and will continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “spot rate of exchange” will include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, U.S. dollars.

16. Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City or Mexico City; (c) the term “subsidiary” has the meaning set forth in Rule 405 under the Act; and (d) the term “written communication” has the meaning set forth in Rule 405 under the Act.

17. Miscellaneous.

(a) Notices. All notices and other communications hereunder will be in writing and will be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Underwriters will be given to them c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282-2198 (tel: (866) 471-2526), Attention: Registration Department, Citigroup Global Markets Inc. General Counsel (fax no.: (212) 816 7912) and confirmed to the General Counsel, Citigroup Global Markets Inc., at 388 Greenwich Street, New York, New York, 10013, Attention: General Counsel; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179 (fax: 212-270-1063); Attention: Latin America Debt Capital Markets, HSBC Securities (USA) Inc. at 452 Fifth Avenue, New York, NY 10018, Attention: DCM Transaction Management Group, (fax: (212) 525-0238) and Mitsubishi UFJ Securities (USA), Inc., 1633 Broadway, 29th Floor, New York, NY 10019 Attention: Capital Markets Group, (fax: 646) 434-3455. Notices to the Company or the Guarantors will be given to it at Coca-Cola FEMSA, S.A.B. de C.V., Calle Mario Pani No. 100, Santa Fé Cuajimalpa, 05348, México, D.F., México, Facsimile: (011) 52-55-1519-5000, Attention: Carlos Luis Díaz Sáenz or Gerardo Cruz Celaya.

(b) Governing Law. This Agreement and any claim, controversy or dispute relating to or arising out of this Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

(c) Waiver of Jury Trial. The Company and the Guarantors hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(d) Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the underwriters to properly identify their respective clients.

(e) Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which will be an original and all of which together will constitute one and the same instrument.

(f) Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, will in any event be effective unless the same shall be in writing and signed by the parties hereto.

(g) Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[Signature pages follow]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

COCA-COLA FEMSA, S.A.B. DE C.V.

By	/s/ Javier E. Dávila Parás
	Name:	Javier E. Dávila Parás
	Title:	Attorney-in-Fact

By	/s/ Marlene F. Castillo Jiménez
	Name:	Marlene F. Castillo Jiménez
	Title:	Attorney-in-Fact

PROPIMEX, S. DE R.L. DE C.V.		CONTROLADORA INTERAMERICANA DE BEBIDAS, S. DE R.L. DE C.V.

By	/s/ Javier E. Dávila Parás	By	/s/ Javier E. Dávila Parás
	Name: Javier E. Dávila Parás		Name: Javier E. Dávila Parás
	Title: Attorney-in-Fact		Title: Attorney-in-Fact

By	/s/ Marlene F. Castillo Jiménez	By	/s/ Marlene F. Castillo Jiménez
	Name: Marlene F. Castillo Jiménez		Name: Marlene F. Castillo Jiménez
	Title: Attorney-in-Fact		Title: Attorney-in-Fact

COMERCIALIZADORA LA PUREZA DE BEBIDAS, S. DE R.L. DE C.V.		SERVICIOS INTEGRADOS INMUEBLES DEL GOLFO, S. DE R.L. DE C.V.

By	/s/ Javier E. Dávila Parás	By	/s/ Javier E. Dávila Parás
	Name: Javier E. Dávila Parás		Name: Javier E. Dávila Parás
	Title: Attorney-in-Fact		Title: Attorney-in-Fact

By	/s/ Marlene F. Castillo Jiménez	By	/s/ Marlene F. Castillo Jiménez
	Name: Marlene F. Castillo Jiménez		Name: Marlene F. Castillo Jiménez
	Title: Attorney-in-Fact		Title: Attorney-in-Fact

GRUPO EMBOTELLADOR CIMSA, S. DE R.L. DE C.V.		YOLI DE ACAPULCO, S.A. DE C.V.

By	/s/ Javier E. Dávila Parás	By	/s/ Javier E. Dávila Parás
	Name: Javier E. Dávila Parás		Name: Javier E. Dávila Parás
	Title: Attorney-in-Fact		Title: Attorney-in-Fact

By	/s/ Marlene F. Castillo Jiménez	By	/s/ Marlene F. Castillo Jiménez
	Name: Marlene F. Castillo Jiménez		Name: Marlene F. Castillo Jiménez
	Title: Attorney-in-Fact		Title: Attorney-in-Fact

REFRESCOS VICTORIA DEL CENTRO, S. DE R.L. DE C.V.

By	/s/ Javier E. Dávila Parás
Name: Javier E. Dávila Parás
Title: Attorney-in-Fact

By	/s/ Marlene F. Castillo Jiménez
Name: Marlene F. Castillo Jiménez
Title: Attorney-in-Fact

CONFIRMED AND ACCEPTED, as of the date first above written:

CITIGROUP GLOBAL MARKETS INC.

By	/s/ D. Blake Haider
Name:	D. Blake Haider
Title:	Managing Director, Latin America Credit Markets

HSBC SECURITIES (USA) INC.

By	/s/ Elsa Y. Wang
Name:	Elsa Y. Wang
Title:	Vice President

GOLDMAN, SACHS & CO.

By	/s/ Adam Greene
Name:	Adam Greene
Title:	Vice President

J.P. MORGAN SECURITIES LLC

By	/s/ Raimundo Langlois
Name:	Raimundo Langlois
Title:	Executive Director

MITSUBISHI UFJ SECURITIES (USA), INC.

By	/s/ Brian Cogliandro
Name:	Brian Cogliandro
Title:	Managing Director

For themselves and as Representatives of the other Underwriters named in Schedule 1 hereto

SCHEDULE 1

Underwriters	Principal Amount of 2018 Notes To Be Purchased		Principal Amount of 2023 Notes To Be Purchased		Principal Amount of 2043 Notes To Be Purchased

Citigroup Global Markets Inc.	U.S.$	180,000,000.00	U.S.$	135,000,000.00	U.S.$	72,000,000.00
HSBC Securities (USA) Inc.		180,000,000.00		135,000,000.00		72,000,000.00
Goldman, Sachs & Co.		180,000,000.00		135,000,000.00		72,000,000.00
J.P. Morgan Securities LLC		180,000,000.00		135,000,000.00		72,000,000.00
Mitsubishi UFJ Securities (USA), Inc.		180,000,000.00		135,000,000.00		72,000,000.00
Crédit Agricole Securities (USA) Inc.		50,000,000.00		37,500,000.00		20,000,000.00
Mizuho Securities USA Inc.		50,000,000.00		37,500,000.00		20,000,000.00

Total	U.S.$	1,000,000,000.00	U.S.$	750,000,000.00	U.S.$	400,000,000.00

ANNEX A

FREE WRITING PROSPECTUS

1.	Term sheet containing the terms of the Notes, substantially in the form of Annex B.

A-1

ANNEX B

PRICING TERM SHEET	Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement File No. 333-187275 Supplementing the Preliminary
Dated as of November 19, 2013	Prospectus Supplement dated November 19, 2013 and the Prospectus dated November 8, 2013

COCA-COLA FEMSA, S.A.B. DE C.V.

2.375% Senior Notes due 2018

3.875% Senior Notes due 2023

5.250% Senior Notes due 2043

This pricing term sheet relates only to the senior notes (the “Notes”) described below and should be read together with the preliminary prospectus supplement dated November 19, 2013 (including the documents incorporated by reference therein) relating to the Offering (the “Preliminary Prospectus Supplement”) before making a decision in connection with an investment in the Notes. The information in this term sheet supersedes the information in the Preliminary Prospectus Supplement relating to the Notes to the extent that it is inconsistent therewith. Terms used but not defined herein have the meanings ascribed to them in the relevant Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars.

Issuer:	Coca-Cola FEMSA, S.A.B. de C.V.

Guarantors:

Propimex, S. de R.L. de C.V.

Comercializadora La Pureza de Bebidas, S. de R.L. de C.V.

Grupo Embotellador Cimsa, S. de R.L. de C.V.

Refrescos Victoria del Centro, S. de R.L. de C.V.

Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V.

Yoli de Acapulco, S.A. de C.V.

Controladora Interamericana de Bebidas, S. de R.L. de C.V.

Notes:	2.375% Senior Notes due 2018 (the “2018 Notes”) 3.875% Senior Notes due 2023 (the “2023 Notes”) 5.250% Senior Notes due 2043 (the “2043 Notes”)

Issue Amount:	2018 Notes: U.S.$1,000,000,000 2023 Notes: U.S.$750,000,000 2043 Notes: U.S.$400,000,000

Coupon:	2018 Notes: 2.375% 2023 Notes: 3.875% 2043 Notes: 5.250%

Maturity:	2018 Notes: November 26, 2018 2023 Notes: November 26, 2023 2043 Notes: November 26, 2043

B-1

Interest Payment Dates:

2018 Notes: May 26 and November 26 of each year, commencing on May 26, 2014.

2023 Notes: May 26 and November 26 of each year, commencing on May 26, 2014.

2043 Notes: May 26 and November 26 of each year, commencing on May 26, 2014.

Benchmark Treasury:	2018 Notes: UST 1.250% due October 2018 2023 Notes: UST 2.750% due November 2023 2043 Notes: UST 3.625% due August 2043

Spread to Benchmark Treasury:	2018 Notes: T+105 2023 Notes: T+135 2043 Notes: T+155

Benchmark Treasury Price and Yield:	2018 Notes: 99-16 1⁄4 / 1.353% 2023 Notes: 100-12 / 2.707% 2043 Notes: 96-21+ / 3.813%

Price to Investors:	2018 Notes: 99.869% 2023 Notes: 98.516% 2043 Notes: 98.324%

Yield to Maturity:	2018 Notes: 2.403% 2023 Notes: 4.057% 2043 Notes: 5.363%

Ranking:	Senior unsecured

Optional Redemption:

2018 Notes: Make-whole call, in whole or in part, at T+20 bps plus accrued and unpaid interest

2023 Notes: Make-whole call, in whole or in part, at T+20 bps plus accrued and unpaid interest

2043 Notes: Make-whole call, in whole or in part, at T+25 bps plus accrued and unpaid interest

Optional Tax Redemption:	In whole but not in part, at 100% of principal amount plus accrued and unpaid interest upon certain changes in withholding taxes

Trade Date:	November 19, 2013

Settlement Date:	November 26, 2013 (T+5)

Denominations / Multiples:	U.S.$150,000 / U.S.$2,000

Expected Ratings*:	A2 from Moody’s, A- from Standard & Poor’s, and A from Fitch Ratings

B-2

Clearing:	DTC / Euroclear / Clearstream

CUSIP/ISIN:	2018 Notes: 191241 AG3/ US191241AG32 2023 Notes: 191241 AE8 / US191241AE83 2043 Notes: 191241 AF5 / US191241AF58

Expected Listing:	Irish Stock Exchange (application pending)

Joint Lead Managers and Bookrunners:	Citigroup Global Markets Inc. Goldman, Sachs & Co. HSBC Securites (USA) Inc. J.P. Morgan Securities LLC Mitsubishi UFJ Securities (USA), Inc.
Crédit Agricole Securities (USA) Inc. Mizuho Securities USA Inc.

The Issuer has filed a registration statement (including a prospectus dated November 8, 2013 and a Preliminary Prospectus Supplement dated November 19, 2013) with the Securities and Exchange Commission, or SEC, for the Offering. Before you invest, you should read the Preliminary Prospectus Supplement, the accompanying prospectus and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer, the underwriters or any dealer participating in the Offering will arrange to send you the Preliminary Prospectus Supplement and the accompanying prospectus if you request it by calling Citigroup Global Markets Inc. at 800-831-9146, Goldman, Sachs & Co. at 866-471-2526, HSBC Securities (USA) Inc. at 866-811-8049, J.P. Morgan Securities LLC at 866-846-2874 or Mitsubishi UFJ Securities (USA), Inc. at 877-649-6848.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another e-mail system.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

B-3